                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM 8-K

                                CURRENT REPORT

                                  pursuant to

                          SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            -----------------------

                       Date Of Report (Date Of Earliest
                        Event Reported):  April 8, 1998

                           PEOPLE'S CHOICE TV CORP.
            (Exact name of registrant as specified in its charter)


      Delaware                        0-21920                   06-1366643
(State of incorporation)      (Commission File Number)      (I.R.S. Employer
                                                          identification number)

                        Two Corporate Drive, Suite 249
                          Shelton, Connecticut 06484
         (Address of principal executive offices, including zip code)

                                (203) 925-7900
             (Registrant's telephone number, including area code)

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Item 5.    Other Events
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     On April 8, 1998, James J. Mossman and Anthony Grillo resigned from the
Board of Directors of People's Choice TV Corp. (the "Company"). As a result of these two resignations, the Board of Directors of the Company now consists of three members. The Company has commenced a search for new board member candidates but has not selected any nominees at this time.

     Messrs. Mossman and Grillo are affiliated with Blackstone Capital Partners II Merchant Banking Fund L.P. and two affiliated companies (the "Blackstone Companies") which companies hold all of the outstanding shares of the Convertible Cumulative Pay-in-Kind Preferred Stock issued by the Company (the "Preferred Stock"). Pursuant to the instruments related to the Preferred Stock, the Blackstone Companies are entitled to appoint two directors to the board of directors of the Company. Messrs. Mossman and Grillo were the current board member designees of the Blackstone Companies. While the Blackstone Companies have not appointed two director designees to replace Messrs. Mossman and Grillo, they retain the right to make such appointments at any time in the future.

     The Nasdaq Stock Market, Inc. ("Nasdaq") recently informed the Company that Nasdaq has determined that the Company is not in compliance with a market capitalization maintenance standard with respect to the listing of the Company's Common Stock on the Nasdaq SmallCap Market. Nasdaq further advised the Company that its Common Stock was scheduled for delisting from the SmallCap Market. Pursuant to Nasdaq procedures, the Company has appealed this determination and has requested a ninety-day temporary exception to the market capitalization maintenance standard. This appeal is pending. To remain listed on the Nasdaq SmallCap Market, the Company must also have two independent directors on its board of directors. As a result of the resignations of Messrs. Mossman and Grillo, the Company does not currently satisfy this requirement. While the Company is seeking independent director nominees, the Company's lack of two independent directors may be an additional factor preventing the Company from successfully appealing Nasdaq's delisting determination.
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                                   Signature
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 13, 1998

PEOPLE'S CHOICE TV CORP.


By:      /s/ Donald E. Olander
   ------------------------------------------------
Name:  Donald E. Olander
Title:  Vice President